EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Geoff Teeter Caroline Pecquet	(650) 225-8171 (650) 467-7078

Investor Contact:	Sue Morris Diane Schrick	(650) 225-6523 (650) 225-1599

http://www.gene.com

GENENTECH ANNOUNCES SECOND QUARTER 2007 RESULTS

— Quarterly Operating Revenues Reach $3 Billion —

SOUTH SAN FRANCISCO, Calif. – July 11, 2007 – Genentech, Inc. (NYSE: DNA) today announced financial results for the second quarter of 2007.  Key results for the second quarter of 2007 include:
  U.S. product sales of $2,149 million, a 25 percent increase over U.S. product sales of $1,716 million in the second quarter of 2006.
  Operating revenues of $3,004 million, a 37 percent increase over operating revenues of $2,199 million in the second quarter of 2006.
  Non-GAAP net income increase of 39 percent to $834 million from $602 million in the second quarter of 20061; GAAP net income increase of 41 percent to $747 million from $531 million reported for the second quarter of 2006.
  Non-GAAP earnings per share increase of 39 percent to $0.78 per share from $0.56 per share in the second quarter of 20061; GAAP earnings per share increase of 43 percent to $0.70 per share from $0.49 per share reported for the second quarter of 2006.
A reconciliation between non-GAAP and GAAP earnings per share for the second quarters of 2007 and 2006 is provided in the following table:

	Non-GAAP Diluted EPS	Employee Stock-Based Compensation Expense	Roche Redemption and Special Items	Reported GAAP Diluted EPS
Q2 2007	$0.78	($0.06)	($0.02)	$0.70
Q2 2006	$0.56	($0.04)	($0.02)	$0.49
Note:  Amounts may not sum due to rounding.

The company announced that it currently expects 28 to 32 percent growth in non-GAAP earnings per share for the full year 2007, relative to 2006, for a range of $2.85 to $2.95.1

Product Sales and Royalty Items
Product sales for the three months ended June 30, 2007 are provided in the following table (dollars in millions).

	Three months Ended June 30,
	2007	2006	% Change
Net U.S. product sales
Rituxan®	$582	$526	11%
Avastin®+	564	423	33
Herceptin®	329	320	3
Lucentis®	209	10	++
Xolair®	120	105	14
Tarceva®	102	103	(1)
Nutropin® Products	94	98	(4)
Thrombolytics	67	62	8
Pulmozyme®	55	47	17
Raptiva®	27	22	23
Total U.S. product sales+++	2,149	1,716	25

Net product sales to collaborators	294	94	213
Total product sales+++	$2,443	$1,810	35%
________________________
+	Second quarter 2007 Avastin U.S. product sales results include an immaterial net deferral in conjunction with the company’s Avastin Patient Assistance Program which was launched in February 2007.
++	Calculation not meaningful.
+++	Amounts may not sum due to rounding.

Royalty revenues of $484 million in the second quarter of 2007 included approximately $65 million in one-time revenues related to a new collaboration agreement.  As part of this new agreement, three years’ worth of future royalty revenues were accelerated to the second quarter of 2007.  The new agreement also included an up-front license cost of an approximately equal amount, which Genentech recorded as R&D expense, so overall the transaction had no material earnings per share impact for the quarter.

Total Costs and Expenses
Information on costs and expenses for the three months ended June 30, 2007, is provided in the accompanying tables. Key cost and expense highlights include the following:
  Cost of sales (COS), on a non-GAAP basis, increased 45 percent to $413 million, from $284 million in the second quarter of 2006.2  Non-GAAP COS as a percentage of product sales was 17 percent, compared to 16 percent for the second quarter of 2006. On a GAAP basis, COS increased 51 percent to $429 million, including employee stock-based compensation expense of $16 million. GAAP COS for the second quarter of 2007 was 18 percent of product sales, compared to 16 percent in the second quarter of 2006.
  Research and development (R&D) expenses, on a non-GAAP basis, increased 58 percent to $564 million, from $356 million in the second quarter of 2006.2  Non-GAAP R&D expenses as a percentage of operating revenues were 19 percent, compared to 16 percent for the second quarter of 2006. On a GAAP basis, R&D expenses increased 55 percent to $603 million, including employee stock-based compensation expense of $39 million, from $390 million in the second quarter of 2006.  GAAP R&D expenses for the second quarter of 2007 were 20 percent of operating revenues, compared to 18 percent in the second quarter of 2006.
  Marketing, general and administrative (MG&A) expenses, on a non-GAAP basis, increased 13 percent to $485 million, from $430 million in the second quarter of 2006.2  Non-GAAP MG&A expenses as a percentage of operating revenues were 16 percent, compared to 20 percent in the second quarter of 2006. On a GAAP basis, MG&A expenses increased 13 percent to $532 million, including employee stock-based compensation expense of $47 million, from $471 million in the second quarter of 2006.  GAAP MG&A expenses for the second quarter of 2007 were 18 percent of operating revenues, compared to 21 percent in the second quarter of 2006.
Clinical Development
Genentech announced that in the second quarter of 2007 it initiated eight Phase III clinical trials, including studies of Lucentis® (ranibizumab injection) in diabetic macular edema and retinal vein occlusion, Avastin® (bevacizumab) in adjuvant non-small cell lung cancer and second-line metastatic colorectal cancer, and two additional trials of second-generation humanized anti-CD20 (ocrelizumab) for patients with rheumatoid arthritis.

Genentech also submitted two supplemental Biologics License Applications (sBLAs) to the U.S. Food and Drug Administration (FDA) for Herceptin® (Trastuzumab) in adjuvant breast cancer based on data from the BCIRG-006 trial.  One of the submissions has the potential to add a non-anthracycline-containing treatment regimen of docetaxel, carboplatin and Herceptin as a labeled option for women with HER2-positive breast cancer.

The company also provided information on the sBLA for Avastin with chemotherapy in first-line metastatic breast cancer based on data from the E2100 trial.  Genentech indicated that it is planning to resubmit the sBLA to the FDA in August.

Genentech announced that an interim analysis of a second Phase III study of Avastin in advanced renal cell cancer showed that patients receiving Avastin in combination with interferon had increased progression-free survival and tumor response rate compared to patients receiving interferon alone. No new safety signals related to interferon and Avastin were observed. The trial, conducted and analyzed by the Cancer and Leukemia Group B (CALGB), is ongoing. A final analysis of overall survival, the primary endpoint, will be conducted when the data are mature.  The company plans to include information from the CALGB study as support for a potential sBLA submission based on Roche's AVOREN study.

Other Company Activities
Genentech announced that on April 27, 2007, its cell culture manufacturing facility in Oceanside, California received FDA licensure for the production of bulk Avastin drug product.  The approval adds 90,000 liters of biologic manufacturing capacity.

Webcast:
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, July 11, 2007, at 2:15 p.m. Pacific Time (PT).  The live webcast and accompanying slides may be accessed on Genentech's website at http://www.gene.com.  This webcast will be available via the website until 5:00 p.m. PT on August 1, 2007.  A telephonic audio replay of the webcast will be available beginning at 5:15 p.m. PT on July 11, 2007 through 5:15 p.m. PT on July 18, 2007.  Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 4218999.

About Genentech:
Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs.  A considerable number of the currently approved biotechnology products originated from or are based on Genentech science.  Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies.  The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA.  For additional information about the company, please visit http://www.gene.com.

About Genentech’s Commitment to Patient Access:
Genentech is committed to eligible patients having access to our therapies.  For those eligible patients treated for approved indications in the United States who do not have insurance or who cannot afford their out-of-pocket co-pay costs, Genentech has several support programs.  Since 1985, Genentech has donated free product to uninsured patients and those deemed uninsured due to payor denial through its Genentech® Access to Care Foundation (GATCF) and the Genentech Endowment for Cystic Fibrosis. In 2006 alone, GATCF supported over 14,000 patients by providing approximately $205 million of free product. Since 2005, Genentech has donated approximately $70 million to various independent public charities that provide financial assistance to eligible patients who cannot access needed medical treatment due to co-pay costs. Through its Single Point of Contact (SPOC) program, Genentech provides patients with assistance and information on a broad array of reimbursement services and support.

For information on Genentech’s latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains forward-looking statements regarding the potential for a non-anthracycline-containing Herceptin labeled option, potential submission of the Avastin renal cell carcinoma sBLA, timeframe for the Avastin breast cancer sBLA resubmission and expected growth in non-GAAP EPS for 2007.  Such statements are predictions and involve risks and uncertainties such that actual results may differ materially.  Among other factors, the Avastin sBLA submissions could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data collection or analyses, coordination with third parties, BLA preparation or decision making, need for additional data or clinical studies and FDA actions or delays; the potential Herceptin labeled option could be affected by all of the foregoing and the failure to obtain or maintain FDA approval, competition, pricing, reimbursement, intellectual property or contract rights, the ability to supply product, product withdrawals and new product approvals and launches; and growth in expected non-GAAP EPS could be affected by all of the foregoing and by achieving sales revenue consistent with internal forecasts, costs of sales, R&D or MG&A expenses, unanticipated expenses such as litigation or legal settlement expenses or equity securities write-downs, stock-based compensation expense, contract revenues and royalties, fluctuations in tax and interest rates, and changes in accounting or tax laws or the interpretation of such laws.  Please also refer to Genentech's periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise the forward-looking statements in this press release.

_______________________
1
Genentech's non-GAAP net income and non-GAAP earnings per share exclude the after-tax impact of recurring charges related to the 1999 redemption of Genentech's stock by Roche Holdings, Inc., litigation-related special items and employee stock-based compensation expense.  The differences in non-GAAP and GAAP numbers, including expected 2007 earnings per share, are reconciled in the accompanying tables and on http://www.gene.com.

2
Genentech's non-GAAP reported COS, R&D and MG&A expenses exclude the effects of employee stock-based compensation expense associated with Genentech's adoption of FAS 123R on January 1, 2006.  Stock-based compensation expense was recognized in COS for the first time in the first quarter of 2007 as the company capitalized employee stock-based compensation into inventory produced in 2006 and began to sell those products in 2007.  The differences in non-GAAP and GAAP numbers are reconciled in the accompanying tables and on http://www.gene.com.

###

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$2,443	$1,810	$4,773	$3,454
Royalties	484	316	903	602
Contract revenue	77	73	171	129
Total operating revenues	3,004	2,199	5,847	4,185

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2007–$16; 2006–$0; six months–2007–$33; 2006–$0)	429	284	821	546
Research and development (includes employee stock-based compensation expense: three months–2007–$39; 2006–$34; six months–2007–$77; 2006–$67)	603	390	1,213	764
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2007–$47; 2006–$41; six months–2007–$93; 2006–$82)	532	471	1,023	912
Collaboration profit sharing	277	259	529	485
Recurring charges related to redemption	26	26	52	52
Special items: litigation-related	13	14	26	27
Total costs and expenses	1,880	1,444	3,664	2,786

Operating income	1,124	755	2,183	1,399

Other income (expense):
Interest and other income, net(1)	75	121	149	174
Interest expense	(17)	(18)	(35)	(37)
Total other income, net	58	103	114	137

Income before taxes	1,182	858	2,297	1,536
Income tax provision	435	327	844	584
Net income	$747	$531	$1,453	$952

Earnings per share:
Basic	$0.71	$0.50	$1.38	$0.90
Diluted	$0.70	$0.49	$1.36	$0.89

Weighted average shares used to compute earnings per share:
Basic	1,053	1,053	1,053	1,054
Diluted	1,070	1,073	1,071	1,074
________________________
(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
GAAP net income	$747	$531	$1,453	$952
Employee stock-based compensation expense under FAS 123R(1) included in the following operating expenses:
Cost of sales	16	-	33	-
Research and development	39	34	77	67
Marketing, general and administrative	47	41	93	82
Recurring charges related to redemption(2)	26	26	52	52
Special items: litigation-related(3)	13	14	26	27
Income tax effect(4)	(54)	(44)	(107)	(87)
Non-GAAP net income	$834	$602	$1,627	$1,093

Non-GAAP earnings per share:
Diluted	$0.78	$0.56	$1.52	$1.02

Non-GAAP weighted average shares used to compute earnings per share(5):
Diluted	1,068	1,074	1,070	1,075
________________________
(1)
Represents employee stock-based compensation expense associated with FAS 123R.  No employee stock-based compensation expense was recognized in GAAP-reported cost of sales in any period ending prior to January 1, 2007.

(2)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc.
(3)	Includes accrued interest and bond costs in the second quarters and first six months of 2007 and 2006 related to the City of Hope trial judgment.
(4)
Reflects the income tax effects of excluding employee stock-based compensation expense under FAS 123R, recurring charges related to the redemption of our common stock, and litigation-related special items.

(5)	Weighted average shares used to compute non-GAAP diluted earnings per share were computed exclusive of the methodology used to determine dilutive securities under FAS 123R.

Reconciliation of 2007 GAAP and Non-GAAP EPS Estimates
Our 2007 non-GAAP EPS estimate excludes the effects of:  (i) recurring amortization charges related to the 1999 redemption of our common stock by Roche Holdings, Inc., which are estimated to be approximately $104 million on a pretax basis in 2007, (ii) litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment which are currently estimated to be approximately $54 million on a pretax basis in 2007, (iii) income tax effect of $63 million on recurring charges related to the redemption of our common stock and litigation-related special items, (iv) employee stock-based compensation expense, which we expect the net of tax diluted EPS impact to be in the range of $0.23 to $0.25 per share for 2007, and (v) any in-process R&D charge and amortization of intangible assets that would result if we acquire Tanox, Inc.  Our 2007 GAAP EPS would include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or changes in or adoption of accounting principles, all of which may be significant.

The statements regarding the amounts relating to the 1999 Roche redemption of our common stock, litigation-related special items and employee stock-based compensation expense are forward-looking and such statements are predictions and involve risks and uncertainties such that actual results may differ materially.  The amounts identified above could be affected by a number of factors, including a re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, our stock price and certain valuation assumptions concerning our stock.  We disclaim, and do not undertake, any obligation to update or revise any of these forward-looking statements.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	June 30, 2007	December 31, 2006
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$3,195	$2,493
Accounts receivable - product sales, net	1,067	965
Accounts receivable - royalties, net	514	453
Accounts receivable - other, net	178	248
Inventories	1,365	1,178
Long-term marketable debt and equity securities	1,883	1,832
Property, plant and equipment, net	4,563	4,173
Goodwill	1,315	1,315
Other intangible assets	427	476
Other long-term assets	1,472	1,342
Total assets	16,359	14,842
Total current liabilities(1)	1,989	2,010
Long-term debt(2)	2,307	2,204
Total liabilities	5,508	5,364
Total stockholders' equity	10,851	9,478

	Six Months Ended June 30,
	2007	2006
Selected consolidated cash flow data:
Capital expenditures(2)	$475	$538

Total GAAP(3) depreciation and amortization expense	215	199
Less: redemption-related amortization expense(4)	(52)	(52)
Non-GAAP depreciation and amortization expense	$163	$147
________________________
(1)	Certain reclassifications have been made at December 31, 2006 to conform to the June 30, 2007 presentation.
(2)
Capital expenditures exclude approximately $101 million at June 30, 2007 and $61 million at June 30, 2006 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $322 million at June 30, 2007 and $216 million at December 31, 2006.

(3)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or "GAAP").
(4)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc.